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                                                              EXHIBIT NO.  3.10

                             JOINT VENTURE AGREEMENT

THIS AGREEMENT is made as of the 26th day of March, 1996

BETWEEN:       INTERNATIONAL SILVER RIDGE RESOURCES INC.
               Suite 200 - 580 Hornby Street
               Vancouver, B.C.
               V6C 3B6

               ("Silver Ridge")                                OF THE FIRST PART

AND:           STIRRUP CREEK GOLD LTD.
               Suite 310, 1959 152nd Street
               Surrey, B.C.
               V4A 9E3

               ("Stirrup Creek")                              OF THE SECOND PART


                                    RECITALS

WHEREAS:

A. Silver Ridge currently owns an undivided 100% interest in the Property as described in Exhibit A and defined in Section 1.21;

B. Stirrup Creek wishes to acquire an undivided 50% interest in the Property and the parties wish to participate jointly in the exploration, evaluation, development and mining of mineral resources within the Property or any other properties acquired pursuant to the terms of this Agreement; and

C. Stirrup Creek has agreed to act as the Operator of the Venture as defined hereafter.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1       "Accounting Procedure" means the procedures set forth in Exhibit B.

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1.2       "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.3 "Agreement" means this Joint Venture Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

1.4       "Area of Interest" means the area described in Part 2 of Exhibit A.

1.5 "Assets" means the Property, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

1.6 "Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.

1.7 "Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other benefication of Products.

1.8 "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

1.9 "Initial Contribution" means that contribution each Participant has made or agrees to make pursuant to Section 5.1.

1.10 "Joint Account" means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

1.11      "Management Committee" means the committee established under Article
VII.

1.12 "Mining" means the mining, extracting, producing, handling, milling or other processing of Products.

1.13 "Net Proceeds" means certain amounts calculated as provided in Exhibit C, which may be payable to a Participant under Section 6.4(b)(2).

1.14      "Operations" means the activities carried out under this Agreement.

1.15 "Operator" means the person or entity appointed under Article VIII to manage Operations, or any successor Operator.

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1.16      "Participant" and "Participants" mean the persons or entities that from time to time have Participating Interests.

1.17 "Participating Interest" means the percentage interest representing the operating ownership interest of a Participant in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in Section 6.1.

1.18 "Prime Rate" means the interest rate quoted as "Prime" by the Royal Bank of Canada, at its Royal Centre Branch in Vancouver, British Columbia, as said rate may change from day to day (which quoted rate may not be the lowest rate at which the Bank loans funds).

1.19 "Products" means all ores, minerals and mineral resources produced from the Property under this Agreement.

1.20 "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Operator for a year or any longer period.

1.21 "Property" means those interests in real property described in Part I of Exhibit A and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

1.22 "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

1.23 "Venture" means the business arrangement of the Participants under this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1 CAPACITY OF PARTICIPANTS. Each of the Participants represents and warrants as follows:

     a) that it is a corporation duly incorporated and in good standing in the Province of British Columbia and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

     b) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

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                                       -4-

     c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement;

     d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and

     e) that it is resident in Canada within the meaning of Section 116 of the INCOME TAX ACT (Canada).

2.2 DISCLOSURES. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participants in order to prevent the representations in this Article II from being materially misleading.

2.3 JOINT LOSS OF TITLE. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of a Participant shall be charged to that Participant.

                                   ARTICLE III

                           ACQUISITION, NAME AND TERM

3.1 ACQUISITION OF INTEREST. Concurrent with the execution of this agreement, and by the execution hereof, Silver Ridge hereby sells and assigns to Stirrup Creek an undivided 50% interest in and to the Property for the following consideration:

     a) the payment to Silver Ridge of the sum of $41,825.29, representing 100% of the expenditures incurred by Silver Ridge to date in connection with the acquisition of the Property, to be made within 10 business days of the receipt of Vancouver Stock Exchange approval referred to hereafter;

     b) the issuance to Silver Ridge of 20,000 common shares of Stirrup Creek, to be issued within 10 business days of the receipt of Vancouver Stock Exchange approval referred to hereafter; and

     c) the payment by Stirrup Creek of the first $150,000 towards a Program or Programs carried out hereunder, to be incurred within two years of the date of the receipt of Vancouver Stock Exchange approval referred to hereafter.

Stirrup Creek's acquisition of an interest in the Property, in accordance with the foregoing, shall be subject to the prior approval of the Vancouver Stock Exchange. In the event that such approval is not obtained by June 28, 1996 or in the event that Stirrup Creek shall fail to pay, issue or incur any

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                                       -5-

of the consideration set forth in the foregoing within the prescribed times, then notwithstanding Sections 5.1 and 6.1 this agreement shall terminate, Stirrup Creek shall not have obtained an interest in the Property and the parties shall have no further obligation to one another arising out of this agreement. Notwithstanding subparagraph c) above, in the event that any portion of the $150,000 referred to therein remains unexpended at the expiration of the two year period referred to therein, Stirrup Creek may nevertheless earn its interest in the Property by paying the unexpended portion to Silver Ridge within 10 business days of the expiration of the two year period. Silver Ridge acknowledges that the shares referred to in subparagraph b) above will be subject to such hold period as may be imposed by the SECURITIES ACT (British Columbia) or the policies of the Vancouver Stock Exchange.

3.2       NAME.   The name of the Venture shall be the Timur Joint Venture.

3.3       PURPOSES.   This Agreement is entered into for the following purposes
and for no others, and shall serve as the exclusive means by which the Participants, or any of them, accomplish such purposes:

     a)   to conduct Exploration within the Area of Interest;

     b)   to acquire additional properties within the Area of Interest;

     c)   to engage in Development and Mining Operations on the Property;

     d) to engage in marketing Products, to the extent permitted by Article XI; and

     e) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.4 LIMITATION. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5 EFFECTIVE DATE AND TERM. The effective date of this Agreement shall be the date first recited above. The term of this Agreement shall be for 20 years from the effective date and for so long thereafter as Products are produced from the Property, unless the Agreement is earlier terminated as herein provided.

                                   ARTICLE IV

                        RELATIONSHIP OF THE PARTICIPANTS

4.1 NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed to constitute any Participant the partner of the other, nor, except as otherwise herein expressly provided, to

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                                       -6-

constitute any Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. No Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participants, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participants, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participants, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

4.2 OTHER BUSINESS OPPORTUNITIES. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of any Participant, and, except as otherwise provided in Section 12.6, no Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in any facility owned or controlled by such Participant.

4.3 WAIVER OF RIGHT TO PARTITION. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.4 TRANSFER OR TERMINATION OF RIGHTS TO PROPERTY. Except as otherwise provided in this Agreement, no Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

4.5 IMPLIED COVENANTS. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

                                    ARTICLE V

                          CONTRIBUTIONS BY PARTICIPANTS

5.1 PARTICIPANTS' INITIAL CONTRIBUTIONS. The initial Participating Interests of the parties are

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                                       -7-

as set forth in Section 6.1. Upon Stirrup Creek completing the expenditure contemplated by subparagraph 3.1c) the agreed value of each party's Initial Contribution will be $150,000 and the receipt by the Venture of the Initial Contribution of each Participant shall thereupon be deemed to be acknowledged by the parties hereto.

5.2 ADDITIONAL CASH CONTRIBUTIONS. Subject to the obligation of Stirrup Creek to expend the first $150,000 as set forth in Section 3.1 and any election permitted by Section 6.3, the Participants shall hereafter be obligated to contribute funds to adopted Programs in proportion to their respective Participating Interests.

                                   ARTICLE VI

                            INTERESTS OF PARTICIPANTS

6.1 INITIAL PARTICIPATING INTERESTS. The Participants shall have the following initial Participating Interests:

                               Silver Ridge - 50%
                               Stirrup Creek - 50%

6.2 CHANGES IN PARTICIPATING INTERESTS. A Participant's Participating Interest shall be changed as follows:

     a)   as provided in Section 6.5; or

     b) upon an election by a Participant pursuant to Section 6.3 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest; or

     c) in the event of default by a Participant in making its agreed upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke Section 6.4(b); or

     d) transfer by a Participant of less than all its Participating Interest in accordance with Article XV; or

     e) acquisition of less than all of the Participating Interest of the other Participant, however arising.

6.3 VOLUNTARY REDUCTION IN PARTICIPATION. A Participant may elect, as provided in Section 9.5, to limit its contributions to an adopted Program and Budget as follows:

     a)   to some lesser amount than its respective Participating Interest; or

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     b)   not at all.

If a Participant elects to contribute to an adopted Program and Budget some lesser amount than its respective Participating Interest, or not at all, the Participating Interest of that Participant shall be recalculated at the time of election by dividing: (i) the sum of (a) the agreed value of the Participant's Initial Contribution under Section 5.1, (b) the total of all of the Participant's contributions under Section 5.3, and (c) the amount, if any, the Participant elects to contribute to the adopted Program and Budget; by (ii) the sum of (a), (b) and (c) above for all Participants; and then multiplying the result by one hundred. The combined Participating Interests of the other Participants shall thereupon become the difference between 100% and the recalculated Participating Interest.

6.4       DEFAULT IN MAKING CONTRIBUTIONS.

     a) If a Participant defaults in making a contribution or cash call required by an approved Program and Budget, the non-defaulting Participant may advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. The failure to repay said loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its interest in the Property and a security interest in its rights under this Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security interest, or both. A non-defaulting Participant may elect the applicable remedy under this Section 6.4(a) or under 6.4(b), or, to the extent a Participant has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Participant hereby irrevocably appoints the others its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

     b) The Participants acknowledge that if a Participant defaults in making a contribution, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Participants may, with respect to any such default not cured within 30 days after notice to the defaulting Participant of such default, elect one of the following remedies by giving notice to the defaulting Participant:

          i) For a default relating exclusively to an Exploration Program and Budget, the non-defaulting Participant may elect to have the defaulting Participant's Participating Interest permanently reduced as provided in Section 6.3 and

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                                       -9-

               further reduced by multiplying the result by the following percentage: 60%. Amounts treated as a loan pursuant to Section 6.4(a) and interest thereon shall be included in the calculation of the defaulting Participant's reduced Participating Interest. The non-defaulting Participants' combined Participating Interests shall, at such time, become the difference between 100% and the further reduced Participating Interest. Such reductions shall be effective as of the date of the default.

          ii) For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participants' election, the defaulting Participant shall be deemed to have withdrawn from the Venture and to have automatically relinquished its Participating Interest to the non-defaulting Participants PRO RATA according to the Participating Interests of the remaining Participants; provided, however, the defaulting Participant shall have the right to receive only from 10% of Net Proceeds, if any, and not from any other source, an amount equal to the defaulting Participant's aggregate contributions pursuant to Sections 5.1 and 5.2. Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in Assets or under this Agreement.

6.5 ELIMINATION OF MINORITY INTEREST. Upon the reduction of its Participating Interest to less than 5%, a Participant shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participants PRO RATA according to the Participating Interests of the remaining Participants.

6.6 CONTINUING LIABILITIES UPON ADJUSTMENTS OF PARTICIPATING INTERESTS. Any reduction of a Participant's Participating Interest under this Article VI shall not relieve such Participant of its share of any liability, whether it accrues before or after such reduction, arising out of Operations conducted prior to such reduction. For purposes of this Article VI, such Participant's share of such liability shall be equal to its Participating Interest at the time such liability was incurred. The increased Participating Interest accruing to a Participant as a result of the reduction of another Participant's Participating Interest shall be free of royalties, liens or other encumbrances arising by, through or under such other Participant, other than those existing at the time the Property was acquired or those to which all Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest shall be shown in the books of the Operator. However, any Participant, at any time upon the request of another Participant, shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Property is located.

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                                   ARTICLE VII

                              MANAGEMENT COMMITTEE

7.1 ORGANIZATION AND COMPOSITION. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of one member appointed by each Participant. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participants.

7.2 DECISIONS. Each Participant, acting through its appointed members, shall have one vote on the Management Committee. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over 50% shall determine the decisions of the Management Committee. In the event of a tie vote as between the Participants on any matter, the casting vote on such matter shall be exercised by the member representing the Operator.

7.3 MEETINGS. The Management Committee shall hold regular meetings at least annually in Vancouver, British Columbia, or at other mutually agreed places. The Operator shall give 30 days' notice to the Participants of such regular meetings. Additionally, a Participant may call a special meeting upon 60 day's notice to the Operator and the other Participants. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Operator in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Operator shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within 15 days after the meeting. The minutes, when signed by all Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Operator and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs shall be paid by the Participants individually.

7.4 ACTION WITHOUT MEETING. In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

7.5 MATTERS REQUIRING APPROVAL. Except as otherwise delegated to the Operator in Section 8.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

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                                  ARTICLE VIII

                                    OPERATOR

8.1 APPOINTMENT. The Participants hereby appoint Stirrup Creek as the Operator with overall management responsibility for Operations. Stirrup Creek hereby agrees to serve as Operator until it resigns as provided in Section 8.4.

8.2 POWERS AND DUTIES OF OPERATOR. Subject to the terms and provisions of this Agreement, the Operator shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

     a)   The Operator shall manage, direct and control Operations.

     b) The Operator shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

     c)   The Operator shall:

          i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

          ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and

          iii) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

     d) The Operator shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Operator.

     e)   The Operator shall:

          i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets;

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                                       -12-

          ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income.

               If authorized by the Management Committee, the Operator shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Operator deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Operator may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Operator shall be required to pay them, but in no event shall the Operator permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges;

          iii) shall do all other acts reasonably necessary to maintain the Assets.

     f)   The Operator shall:

          i)   apply for all necessary permits, licenses and approvals;

          ii) comply with applicable federal, provincial and local laws and regulations;

          iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and

          iv)  prepare and file all reports or notices required for Operations.

               The Operator shall not be in breach of this provision if a violation has occurred in spite of the Operator's good faith efforts to comply, and the Operator has timely cured or disposed of such violation through performance, or payment of fines and penalties.

     g) The Operator shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. A Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of $10,000.00 in cash or value.

     h) The Operator may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Property may be abandoned or surrendered only as provided in Article XIV. However, without prior authorization from the Management Committee, the Operator shall not:

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                                       -13-

          i) dispose of Assets in any one transaction having a value in excess of $50,000.00;

          ii) enter into any sales contracts or commitments for Products, except as permitted in Section 11.2;

          iii) begin a liquidation of the Venture; or

          iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

     i) The Operator shall have the right to carry out its responsibilities hereunder through a corporate representative, agents, Affiliates or independent contractors.

     j) The Operator shall perform or cause to be performed and record or cause to be recorded during the term of this Agreement all assessment and other work required to maintain in good standing mineral claims and other mineral rights included within the Property, unless prevented from so doing by an action or the inaction of the Management Committee.

     k) If authorized by the Management Committee, the Operator may stake or restake or abandon any mineral claims or other interests comprising the Property, apply for mining leases or other forms of mineral tenure for any mineral claims or other interests comprising the Property and generally deal with the claims and other interests comprising the Property as may be considered prudent.

     l) The Operator shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

     m) The Operator shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

          i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget;

          ii)  periodic summaries of data acquired;

          iii) copies of reports concerning Operations;

          iv) a detailed final report within 90 days after completion of each Program and Budget, which shall include comparisons between the objectives and results of Programs; and

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                                       -14-

          v) such other reports as the Management Committee may reasonably request.

          At all reasonable times the Operator shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Operator shall allow any Participant, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

     n) The Operator shall undertake all other activities reasonably necessary to fulfil the foregoing.

The Operator shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of a Participant to perform acts or to contribute amounts required of it by this Agreement.

8.3 STANDARD OF CARE. The Operator shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets. The Operator shall not be liable to any Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Operator's wilful misconduct or gross negligence.

8.4       RESIGNATION; DEEMED OFFER TO RESIGN.  The Operator may resign upon
60 days prior notice to the Management Committee, in which case the Management Committee shall appoint an Operator. If any of the following shall occur, the Operator shall be deemed to have offered to resign, which offer may be accepted by the Management Committee, if at all, within 60 days following such deemed offer:

     a) The Operator fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 30 days after notice from the Management Committee demanding performance; or

     b) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Operator; or

     c) The Operator commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

     d) Entry is made against the Operator of a judgment decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

8.5 PAYMENTS TO OPERATOR. The Operator shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

8.6 TRANSACTIONS WITH AFFILIATES. If the Operator engages Affiliates to provide services hereunder, it shall do so on terms no less favourable than would be the case with unrelated persons in arm's-length transactions.

8.7 ACTIVITIES DURING DEADLOCK. If the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Operator shall continue Operations at levels comparable with the last adopted Program and Budget. For purposes of determining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed extended.

                                   ARTICLE IX

                              PROGRAMS AND BUDGETS

9.1 INITIAL PROGRAM AND BUDGET. The initial Program and Budget, which is deemed to have been adopted by the Participants, shall not exceed $150,000 and shall be in the sole discretion of Stirrup Creek. The following provisions of this Article IX shall not apply to the initial Program and Budget.

9.2 OPERATIONS PURSUANT TO PROGRAMS AND BUDGETS. Except as otherwise provided in Section 9.8 and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.

9.3 PRESENTATION OF PROGRAMS AND BUDGETS. Proposed Programs and Budgets shall be prepared by the Operator for a period of one year or any longer period. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least three months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Operator and submitted to the Participants.

9.4 REVIEW AND APPROVAL OF PROPOSED PROGRAMS AND BUDGETS. Within 45 days after submission of a proposed Program and Budget, each Participant shall submit to the Management Committee:

     a)   Notice that the Participant approves the proposed Program and Budget;
          or

     b)   Proposed modifications of the proposed Program and Budget; or

     c)   Notice that the Participant rejects the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Operator's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Section 9.4(b) or (c), then the Management Committee shall seek to develop a Program and Budget acceptable to the Participants.

9.5 ELECTION TO PARTICIPATE. By notice to the Management Committee within 20 days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which cases its Participating Interest shall be recalculated as provided in Article VI. If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

9.6 DEADLOCK ON PROPOSED PROGRAMS AND BUDGETS. If the Participants, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, the provisions of Sections 8.7 and 12.2 shall apply.

9.7 BUDGET OVERRUNS; PROGRAM CHANGES. The Operator shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. The Operator shall not exceed an adopted Budget by more than 10% unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.8 or unless otherwise authorized by the Management Committee. Budget overruns shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

9.8 EMERGENCY OR UNEXPECTED EXPENDITURES. In case of emergency, the Operator may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Operator may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Operator shall promptly notify the Participants of the emergency or unexpected expenditure, and the Operator shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

                                    ARTICLE X

                            ACCOUNTS AND SETTLEMENTS

10.1 MONTHLY STATEMENTS. The Operator shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

10.2 CASH CALLS. On the basis of the adopted Program and Budget, the Operator shall submit to each Participant prior to commencing the Program, a billing for estimated cash requirements for the Program. Within 10 days after receipt of each billing, each Participant shall advance to the Operator its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Operator shall at all times maintain a cash balance sufficient to meet disbursement obligations for up to 21 days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with the Royal Bank of Canada, for the benefit of the Joint Account.

10.3 FAILURE TO MEET CASH CALLS. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to 5 percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law.
The non-defaulting Participants shall have those rights, remedies and elections specified in Section 6.4.

10.4 AUDITS. Upon request made by any Participant within 24 months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Operator shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Operator for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of Chartered Accountants selected by the Operator, unless otherwise agreed by the Management Committee.

                                   ARTICLE XI

                            DISPOSITION OF PRODUCTION

11.1 TAKING IN KIND. Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Operator shall give the Participants notice at least 10 days in advance of the delivery date upon which their respective shares of Products will be available.

11.2 FAILURE OF PARTICIPANT TO TAKE IN KIND. If a Participant fails to take in kind, the Operator shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Participant's share for its own account or to sell such share as agent for the Participant to the other Participants or any third party at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Operator is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Operator to take in kind. The Operator shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

                                   ARTICLE XII

                           WITHDRAWAL AND TERMINATION

12.1 TERMINATION BY EXPIRATION OR AGREEMENT. This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement.

12.2 TERMINATION BY DEADLOCK. If the Management Committee fails to adopt a Program and Budget for 12 months after the expiration of the latest adopted Program and Budget, any Participant may elect to terminate this Agreement by giving notice of termination to the other Participants.

12.3 WITHDRAWAL. A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participants of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least 30 days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participants, without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Participant, except those exceptions to title described in Part 1 of Exhibit A and those to which all Participants have given their written consent after the date of this Agreement, all of its Participating Interest in the Assets and in this Agreement. Any withdrawal under this
Section 12.3 shall not relieve the withdrawing Participant of its share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section 12.3, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred.

12.4      CONTINUING OBLIGATIONS.  On termination of this Agreement under
Section 12.1 or 12.2, the Participants shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

12.5 DISPOSITION OF ASSETS ON TERMINATION. Promptly after termination under Section 12.1 or 12.2, the Operator shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Operator shall have the right to segregate amounts which, in the Operator's reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of the Participants, bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant's capital contributions. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants, in proportion to their respective Participating Interests, subject to any dilution, reduction, or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant's Participating Interest therein has been terminated pursuant to this Agreement.

12.6      NON-COMPETE COVENANTS.  A Participant that withdraws pursuant to
Section 12.3, or is deemed to have withdrawn pursuant to Section 6.5, shall not directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of withdrawal. If a withdrawing Participants, or the Affiliate of a withdrawing Participant, breaches this
Section 12.6, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participants, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participants at any time within 45 days after it is received by such non-withdrawing Participants.

12.7 RIGHT TO DATA AFTER TERMINATION. After termination of this Agreement pursuant to Section 12.1 or 12.2, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

12.8      CONTINUING AUTHORITY.  On termination of this Agreement under
Section 12.1 or 12.2 or the deemed withdrawal of a Participant pursuant to
Section 6.4(b)(2) or 6.5 or the withdrawal of a Participant pursuant to
Section 12.3, the Operator shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to:

     a)   wind up Operations; and

     b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Operator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

                                  ARTICLE XIII

                      ACQUISITIONS WITHIN AREA OF INTEREST

13.1 GENERAL. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.

13.2 NOTICE TO NONACQUIRING PARTICIPANT. Within 10 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by the Operator pursuant to a Program), the acquiring Participant shall notify the other Participants of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participants.

13.3 OPTION EXERCISED. If, within 30 days after receiving the acquiring Participant's notice, the other Participants notify the acquiring Participant of their election to accept a proportionate interest in the acquired interest equal to their Participating Interests, the acquiring Participant shall convey to the other Participants such a proportionate undivided interest therein. The acquired interest shall become a part of the Property for all purposes of this Agreement immediately upon the notice of such other Participants election to accept the proportionate interest therein. Such other Participants shall promptly pay to the acquiring Participant their proportionate share of the latter's actual out-of-pocket acquisition costs.

13.4 OPTION NOT EXERCISED. If the other Participants do not give such notice within the 30 day period set forth in Section 13.3, they shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Property or be subject to this Agreement.

                                   ARTICLE XIV

                      ABANDONMENT AND SURRENDER OF PROPERTY

14.1 SURRENDER OR ABANDONMENT OF PROPERTY. The Management Committee may authorize the Operator to surrender or abandon part or all of the Property. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participants that desire to abandon or surrender shall assign to the objecting Participant, without cost to the surrendering Participants, all of the surrendering Participants' interest in the Property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Property.

14.2 REACQUISITION. If any Property is abandoned or surrendered under the provisions of this Article XIV, then, unless this Agreement is earlier terminated, no Participant nor any Affiliate thereof shall acquire any interest in such Property or a right to acquire such Property for a period of five years following the date of such abandonment or surrender. If a Participant reacquires any Property in violation of this Section 14.2, the other Participants may elect by notice to the reacquiring Participant within 45 days after they have actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement. In the event such an election is made, the reacquired properties shall thereafter be treated as Property, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests.

                                   ARTICLE XV

                              TRANSFER OF INTEREST

15.1 GENERAL. A Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this Article XV.

15.2 LIMITATIONS ON FREE TRANSFERABILITY. The Transfer right of a Participant in Section 15.1 shall be subject to the following terms and conditions:

     a) No transferee of all or any part of the interest of a Participant in this Agreement, any Participating Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participants notice of the Transfer, and except as provided in Sections 15.2(g) and 15.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

     b) No transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

     c) The transferring Participant and the transferee shall bear all tax consequences of the Transfer;

     d) In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant;

     e) No Participant shall Transfer any interest in this Agreement or the Assets except by Transfer of part or all of its Participating Interest;

     f) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participants hereunder. Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participants, and it shall comply with and be bound by the terms and conditions of this Agreement; and

     g) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sale, commitment or disposition shall be subject to the terms and conditions of this Agreement.

15.3 PREEMPTIVE RIGHT. Except as otherwise provided in Section 15.4, if a Participant desires to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets, the other Participants shall have a preemptive right to acquire such interests as provided in this
Section 15.3.

     a) A Participant intending to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets shall promptly notify the other Participants of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or contract for sale. Each of the other Participants shall have 45 days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire its proportionate share, based on its Participating Interest, of the offered interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

     b) If either of the other Participants fails to so elect within the period provided for in Section 15.3(a), the transferring Participant shall have 90 days following the expiration of such period to consummate the Transfer to a third party of that interest in respect of which no election has occurred at a price and on terms no less favourable than those offered by the transferring Participant to the other Participants in the notice required in Section 15.3(a).

     c) If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in Section 15.3(b), the preemptive right of the other Participants in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

15.4 EXCEPTIONS TO PREEMPTIVE RIGHTS. Section 15.3 shall not apply to the following:

     a) Transfer by a Participant of all or any part of its interest in this Agreement, any Participating Interest, or the Assets to an Affiliate;

     b) The corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

     c) The grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest, or the Assets by mortgage, deed of trust, pledge, lien or other encumbrance; or

     d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to
          Article XI.

                                   ARTICLE XVI

                                 CONFIDENTIALITY

16.1 GENERAL. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 16.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participants, which consent shall not be unreasonably withheld.

16.2 EXCEPTIONS. The consent required by Section 16.1 shall not apply to a disclosure:

     a) to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

     b) to any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

     c) to a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this Section 16.2 is applicable, the disclosing Participant shall give notice to the other Participants concurrently with the making of such disclosure. As to any disclosure pursuant to Section 16.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article XVII.

16.3 DURATION OF CONFIDENTIALITY. The provisions of this Article XVII shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 12.1 or 12.2, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two years following the date of such occurrence.

                                  ARTICLE XVII

                               GENERAL PROVISIONS

17.1 NOTICES. All notices, payments and other required communications ("Notices") to a Participant shall be in writing, and shall be addressed to the Participant at its address set forth on the first page of this Agreement. All Notices shall be given:

     a)   by personal delivery to the Participant; or

     b) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested; or

     c)   by registered or certified mail return receipt requested.

All Notices shall be effective and shall be deemed delivered

     a) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery,

     b) if by electronic communication on the next business day following receipt of the electronic communication; and

     c)   if solely by mail on the next business day after actual receipt.

A Participant may change its address by Notice to the other Participants.

17.2 WAIVER. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

17.3 MODIFICATION. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

17.4 FORCE MAJEURE. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of the Participants to advance funds pursuant to
Section 10.2 shall be reduced to levels consistent with Operations.

17.5 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

17.6 RULE AGAINST PERPETUITIES. If any right, power or interest of any party in any property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Agreement.

17.7 FURTHER ASSURANCES. Each of the Participants agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

17.8 SURVIVAL OF TERMS AND CONDITIONS. The following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favour they run: Sections 2.1, 2.2, 2.3, 4.2, 6.4, 6.6, 10.3, 12.3, 12.4, 12.5, 12.6, 12.7
and 12.8.

17.9 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and enure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

17.10 MEMORANDUM. At the request of any Participant, a Memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by the Operator. This Agreement shall not be recorded.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMMON SEAL of INTERNATIONAL SILVER
RIDGE RESOURCES INC. was hereunto
affixed in the presence of:                                                  c/s


------------------------------


------------------------------



THE COMMON SEAL of STIRRUP CREEK
GOLD LTD. was hereunto affixed in
the presence of:                                                             c/s


------------------------------

                                    EXHIBIT A

                                     PART 1

                             DESCRIPTION OF PROPERTY

          5,023 hectares of mining claims located on the island of Kalimantan, Indonesia, more particularly described in the following documentation.

                                     PART 2

                                AREA OF INTEREST

          The Area of Interest shall comprise all interests in real property located within three kilometres of the boundaries of the Property as they exist on the date of execution of this Agreement.

                                    EXHIBIT B

                              ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the Operator and the Participants under the Agreement are set forth below. References in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Venture Agreement. All capitalized words and terms used herein and not otherwise defined herein have the same meaning as in the Agreement to which this Exhibit B is attached.

                                    ARTICLE I

                               GENERAL PROVISIONS

1.1 GENERAL ACCOUNTING RECORDS. The Operator shall maintain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, cheques and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2 BANK ACCOUNTS. The Operator shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Venture.

1.3 STATEMENTS AND BILLINGS. The Operator shall prepare statements and bill the Participants as provided in Article X of the Agreement. Payment of any such billings by any Participant, including the Operator, shall not prejudice such Participant's right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by the Participant. All written exceptions to and claims upon the Operator for incorrect charges, billings or statements shall be made upon the Operator within such twenty-four (24) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article V.

                                   ARTICLE II

                            CHARGES TO JOINT ACCOUNT

Subject to the limitations hereinafter set forth, the Operator shall charge the Joint Account with the following:

2.1 RENTALS, ROYALTIES AND OTHER PAYMENTS. All property acquisition and holding costs, including filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Operator which are necessary to acquire or maintain title to the Assets.

2.2       LABOUR AND EMPLOYEE BENEFITS.

     a) Salaries and wages of the Operator's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same;

     b) The Operator's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Operator's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Operator.

     c) The Operator's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) or 2.12; rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12, provided that the plans are limited to the extent feasible to those customary in the industry;

     d) Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the wilful misconduct or gross negligence of the Operator.

2.3 MATERIALS, EQUIPMENT AND SUPPLIES. The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by the Operator or any Participant as provided in
Article III. The Operator shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Operator shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4 EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR. The cost of machinery, equipment and facilities owned by the Operator and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed fifteen percent (15%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5 TRANSPORTATION. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

2.6 CONTRACT SERVICES AND UTILITIES. The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13. If contract services are performed by the Operator or an Affiliate thereof, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations. The cost of professional consultant services procured from outside sources in excess of $25,000 shall not be charged to the Joint Account unless approved by the Management Committee.

2.7 INSURANCE PREMIUMS. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants.

2.8 DAMAGES AND LOSSES. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the wilful misconduct or gross negligence of the Operator. The Operator shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Operator.

2.9       LEGAL AND REGULATORY EXPENSE.  Except as otherwise provided in
Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Venture. All attorney's fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Operator's legal staff, and amounts paid in settlement of such litigation or claims in excess of $25,000 shall not be charged to the Joint Account unless approved by the Management Committee.

2.10 AUDIT. Cost of annual audits under Section 10.4 of the Venture Agreement if approved by all of the Participants.

2.11 TAXES. All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Operator for the benefit of the Participants. Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

2.12 DISTRICT AND CAMP EXPENSE (FIELD SUPERVISION AND CAMP EXPENSES.) A PRO RATA portion of (i) the salaries and expenses of the Operator's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office (herein called "the Operator's Project Office") and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Operator's employees and facilities shall be apportioned to the Joint Account on the basis of a ratio, the numerator of which is the direct labour costs of the Operations and the denominator of which is the total direct labour costs incurred for all activities served by the Operator.

2.13      ADMINISTRATIVE CHARGE.

     a) Each month, the Operator shall charge the Joint Account a sum of 5% of Allowable Costs for exploration, development, major construction and mining, which shall be a liquidated amount to reimburse the Operator for its home office overhead and general and administrative expenses to conduct each said phase of the Operations, and which shall be in lieu of any management fee.

     b) The term "Allowable Costs" as used in this Section 2.13 for a particular phase of Operations shall mean all charges to the Joint Account excluding (i) the administrative charge referred to herein;
          (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts charged in accordance with Sections 2.1 and
          2.9. The Operator shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

          i) The exploration phase shall cover those activities conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral. Such phase shall cease when a commercially recoverable reserve is determined to exist.

          ii) The development phase shall cover those activities conducted to access a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed assets.

          iii) The major construction phase shall include all activities involved in the construction of a mill, smelter or other ore processing facilities.

          iv) The mining phase shall include all other activities not otherwise covered above, including activities conducted after mining operations have ceased.

     (c) The following is a representative list of items comprising the Operator's principal business office expenses that are expressly covered by the administrative charge provided in this Section 2.13:

          i) Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Operator for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

          ii) Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Venture Agreement, and preparation of reports;

          iii) The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;

          iv) Routine legal services rendered by outside sources and the Operator's legal staff not otherwise charged to the Joint Account under Section 2.9; and

          v) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

     d) The Management Committee shall annually review the administration charges and may, with the consent of the Operator, amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive.

2.14 OTHER EXPENDITURES. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Operator for the necessary and proper conduct of Operations.

                                   ARTICLE III

                        BASIS OF CHARGES TO JOINT ACCOUNT

3.1 PURCHASES. Material purchased and services procured from third parties shall be charged to the Joint Account by the Operator at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Operator shall credit the Joint Account when an adjustment is received from the vendor.

3.2 MATERIAL FURNISHED BY OR TRANSFERRED TO THE OPERATOR OR A PARTICIPANT. Any Material furnished by the Operator or a Participant from its stocks or transferred to the Operator or Participant shall be priced on the following basis:


     a) NEW MATERIAL: New Material transferred from the Operator or Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called, "New Price").

     b)   USED MATERIAL.

          1) Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

               i) Used Material transferred by the Operator or Participant shall be priced at seventy-five percent (75%) of the New Price;

               ii) Used Material transferred to the Operator or Participant shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Joint Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Joint Account as good used Material at seventy-five percent (75%) of the New Price.

          2) Other used Material which, after reconditioning will be further serviceable for original function as good secondhand Material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

          3) All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

     c) OBSOLETE MATERIAL. Any Material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level which will result in a charge to the Joint Account equal to the value of the service to be rendered by such Material.

3.3 PREMIUM PRICES. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Operator has no control, the Operator may charge the Joint Account for the required Material on the basis of the Operator's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Operator shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon any Participant shall have the right, by notifying the Operator within ten days of the delivery of the notice from the Operator, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Operator.

3.4 WARRANTY OF MATERIAL FURNISHED BY THE OPERATOR OR PARTICIPANTS. Neither the Operator nor any Participant warrants the Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received by the Operator from the dealer, manufacturer or their respective agents.


                                   ARTICLE IV

                              DISPOSAL OF MATERIAL

4.1 DISPOSITION GENERALLY. The Operator shall have no obligation to purchase a Participant's interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Operator shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Section 4.2.

4.2 DISTRIBUTION TO PARTICIPANTS. Any Material to be distributed to the Participants shall be made in proportion to their respective
Participating Interests, and corresponding credits shall be made to the Joint Account on the basis provided in Section 3.2.

4.3 SALES. Sales of Material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Joint Account if and when paid.

                                    ARTICLE V

                                   INVENTORIES

5.1 PERIODIC INVENTORIES, NOTICE AND REPRESENTATIONS. At reasonable intervals, inventories shall be taken by the Operator, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Joint Account. The Operator shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Operator if the Participant fails to be represented at such inventory.

5.2 RECONCILIATION AND ADJUSTMENT OF INVENTORIES. Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six
(6) months after the inventory is taken. Inventory adjustments shall be made by the Operator to the Joint Account for overages and shortages, but the Operator shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.

                                    EXHIBIT C

                            NET PROCEEDS CALCULATION

1. INCOME AND EXPENSE. Net Proceeds shall be calculated by deducting from the gross revenues realized (or deemed to be realized) from the sale (or deemed sale) of Products, such costs and expenses attributable to Exploration, Development, Mining and the marketing of Products as would be deductible under generally accepted accounting principles and the practices consistently applied as employed by the Operator, including without limitation:

           a) All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Property shall be charged to the Property only in the proportion that their use in connection with the Property bears to their total use.

           b) AD VALOREM real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Property, including without limitation all provincial mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature.

           c) Allowance for overhead in accordance with Section 2.13 of the Accounting Procedure.

           d) All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry.

           e) All amounts payable to the Operator of the Property during Mining pursuant to any applicable operating or similar agreement in force with respect thereto.

           f) The actual cost of investment prior to beginning of Mining which shall include all expenditures for Exploration and Development of the Property incurred by the nonwithdrawing Participant subsequent to the withdrawing Participant acquiring a Net Proceeds interest.

           g) Interest on monies borrowed or advanced for costs and expenses, at an annual rate equal to two (2) percentage points above the Prime Rate, but in no event in excess of the maximum permitted by law.

           h)   An allowance for reasonable working capital and inventory.

           i)   Reasonably anticipated reclamation costs.

It is intended that the Operator and the nonwithdrawing Participants shall recoup from net cash flow all of their contributions for Exploration, Development, Mining, and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Property an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If products are processed by the Operator or a Participant, or are sold to an Affiliate of the Operator or a Participant, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm's length purchasers FOB the concentrator for the Property, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

2. PAYMENT OF NET PROCEEDS. Payment of Net Proceeds shall commence in the calendar year next following the calendar year in which Net Proceeds are first realized, and shall be made 45 days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments within the time and in the manner provided in Section 10.4 of the Agreement.

3. DEFINITIONS. All capitalized words and terms used herein have the same meaning as in the Agreement to which this Exhibit C is attached.